Exhibit 26(n)(ii)

Written consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports: (1) dated February 6, 2015, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company and (2) dated April 24, 2014, with respect to the financial statements of the subaccounts of TFLIC Series Life Account, included in Post-Effective Amendment No. 2 the Registration Statement (Form N-6, No. 333-192820) and related Prospectus of Transamerica Journey NY.

/s/ Ernst & Young LLP

Des Moines, IA
April 29, 2015